EXHIBIT (e)

CO-REGISTRANT’S OUTSTANDING DEBT TO THE COMMONWEALTH OF AUSTRALIA AS OF JUNE 30, 2009 AND ITS CONTINGENT LIABILITY AS CO-REGISTRANT OF THE OUTSTANDING DEBT OF OTHER ENTITIES AS OF THE END OF THE LAST FIVE FISCAL YEARS

Public Debt

The public sector indebtedness of the Co-registrant is comprised of a number of distinct categories: public debt to the Commonwealth of Australia, other state debt to the Commonwealth of Australia, New South Wales Treasury Corporation guaranteed debt and contingent liabilities.

During April 1995, the Australian Government and the Co-registrant entered into an agreement (the “Financial Agreement”) whereby the Co-registrant would pre-redeem its debt to the Commonwealth of Australia. This was carried out in July 1995 and the Co-registrant currently has no debt to the Commonwealth of Australia outstanding.

Other State Debt to the Commonwealth of Australia

During the 1950s and 1960s a series of loans were made by the Commonwealth to the States under various agreements (contained in the Housing Agreement Acts 1956, 1961, 1966, 1973 and Housing Assistance Acts 1973, 1978, 1984 — all Commonwealth legislation). These involved a series of concessional interest rate loans with annual repayments by the states. These loans were provided 1956-57 until 1993-94. Subsequently, housing assistance from the Commonwealth to the States has taken the form of grants.

The following table outlines the outstanding advances made by the Commonwealth of Australia under this category of debt.

	As at June 30,
	2003	2004	2005	2006	2007	2008	2009
	(A$ million)

Commonwealth and State Housing	1,672	1,776	1,629	908	882	855	828

Guaranteed Debt On-lent by the Registrant

The Registrant’s primary function has been to act as a central financing authority for on-lending funds raised by it to various New South Wales statutory bodies. Under the provisions of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales, financial arrangements entered into by a statutory body may be guaranteed by the Co-registrant.

The Registrant’s guaranteed debt, which is guaranteed by the C-o registrant, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by the Registrant

	As at June 30,
	2003	2004	2005	2006	2007	2008	2009
	(A$ million)

Bodies within the Public Accounts
Crown (NSW Treasury)	8,749	8,866	10,186	10,196	10,485	10,642	13,055
Department of Commerce	103	320	0	450	533	519	496
Department of Housing	10	10	109	149	123	155	164
Department of Planning/Minister for Planning	n/a	n/a	101	97	132	197	291
Growth Centres Commission	n/a	n/a	n/a	n/a	5	10	11
Hunter Development Corporation	n/a	n/a	n/a	1	n/a	1	2
NSW Businesslink Pty Ltd.	n/a	n/a	5	5	14	14	13
Office of Community Housing	34	32	33	31	29	28	30
Redfern Waterloo Authority	n/a	n/a	n/a	4	28	41	45
Roads and Traffic Authority	1,068	939	871	844	825	734	726
Other	4	7	26	9	13	11	5

	As at June 30,
	2003	2004	2005	2006	2007	2008	2009
	(A$ million)

State Owned Corporations
Country Energy	1,525	1,545	1,789	2,001	2,192	2,561	3,002
Delta Electricity	837	661	601	551	588	694	1,155
EnergyAustralia	2,405	2,442	2,760	2,848	3,518	3,941	5,084
Eraring Energy	93	162	168	212	290	368	519
Hunter Water Corporation	142	131	175	239	325	400	527
Integral Energy	1,140	1,112	1,229	1,400	1,516	1,865	2,305
Landcom	154	121	209	175	203	172	118
Macquarie Generation	1,223	1,076	989	896	875	806	834
Newcastle Port Corporation	33	32	32	31	31	30	32
Port Kembla Port Corporation	53	51	52	50	49	58	62
State Water Corporation	29	27	85	62	38	38	55
Sydney Ports Corporation	186	178	183	176	170	168	349
Sydney Water Corporation	2,299	2,464	2,666	2,840	3,194	4,091	5,672
TransGrid	1,490	1,571	1,590	1,484	1,449	1,513	2,031
Transport Infrastructure Development Corporation	n/a	346	574	911	223	319	24
WSN Environmental Solutions	47	46	46	46	n/a	35	66
Other Statutory Authorities
Forests NSW	144	124	144	140	158	166	171
Hawkesbury District Health Services	31	27	26	24	21	18	17
Public Transport Ticketing Corporation	n/a	n/a	n/a	n/a	49	71	83
Rail Corporation New South Wales	381	228	228	190	16	n/a	n/a
Rail Infrastructure Corporation	n/a	n/a	n/a	n/a	n/a	n/a	53
State Transit Authority of New South Wales	150	126	90	77	75	76	181
Sydney Catchment Authority	189	193	196	319	375	414	475
Sydney Cricket & Sports Ground Trust	28	27	27	27	16	23	49
Sydney Ferries Corporation	n/a	n/a	44	48	53	66	89
Sydney Harbor Foreshore Authority	22	10	11	10	10	10	10
Transport Administration Corporation	4	13	27	37	n/a	n/a	n/a
University of New England	8	4	2	0	n/a	n/a	n/a
University of Technology, Sydney	44	41	43	41	39	38	41
Zoological Parks Board of NSW	13	17	31	30	38	39	42
Other	12	5	3	n/a	n/a	n/a	8
NSW Local Government	11	14	9	5	6	0	0
Total Fund Onlent	22,658	22,966	25,360	26,655	27,703	30,333	37,889
Undistributed borrowings	3,312	2,848	4,002	1,046	2,572	1,476	5,466

Total Guaranteed Debt	25,970	25,814	29,362	27,701	30,275	31,809	43,355

The Registrant raises funds in both the domestic and international capital markets, with the market value of borrowings under management as at June 30, 2009 of A$43.5 billion, which includes A$10.7 billion of offshore debt based on the prevailing rates of exchange at June 30, 2009. The Registrant hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

Detailed information about the indebtedness of the Registrant, all of which is guaranteed by the Co-registrant, is included in Exhibit (d) of this report.